Exhibit 10.29

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE ISRAELI SECURITIES LAW 5728 – 1968, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

INX Limited

SAFE

(Simple Agreement for Future Equity)

THIS SIMPLE AGREEMENT FOR FUTURE EQUITY is entered into as of August 30, 2019 (the “Effective Date”), according to which in exchange for the payment by Shy Datika (the “Investor”) of US$ 100,00 (the “Purchase Amount”), to INX Limited, a private company incorporated under the laws of Gibraltar (the “Company”), the Investor shall have the right to receive certain shares of the Company’s share capital, subject to the terms set forth below.

1.	Issuance of Shares; Option.

1.1.	In consideration for the Purchase Amount, immediately upon the consummation of an investment amount of no less than US$ 2 million (excluding any funds provided to the Company under the Round) which will be invested in the Company in consideration for issuance of Company’s shares (“Qualified Financing”), the Company will automatically issue to the Investor such number of Safe Equity Shares to reflect a price per each such Safe Equity Share that reflects the lower of: (i) 25% discount on the base (undiscounted) price per share in such round; and (ii) US$ 1.367 (the “Default Conversion Price”). If a Qualified Financing shall not be consummated within 12 months as of the Effective Date, the Company will automatically issue to the Investor such number of Safe Equity Shares to reflect a price per share equal to the Default Conversion Price (“Conversion Upon Maturity”).

The parties hereto acknowledge that this Agreement is being executed as part of a financing round, pursuant to which the Company intends to execute several Simple Agreements for Future Equity in the same or substantially the same form of this Agreement, until not later than October 1, 2019 (the “Round”). The parties agree that that the total aggregate amount raised by the Company under the Round shall not exceed US$ 1,000,000 and shall not be less than US$ 350,000 (the “Minimum Amount”). In the event that the total aggregate amount raised by the Company under the Round shall be lower than the Minimum Amount, then each of the Company or the Investor, shall be entitled, at its sole discretion, to terminate this Agreement. In such event the Investor shall not pay the Purchase Amount to the Company and to the extent that it is already paid to the Company the Purchase Amount or any potion thereof, the Company shall promptly return such amount to the Investor upon its written notice notwithstanding anything to the contrary herein.

In addition to the Safe Equity Shares that will be issued to the Investor upon conversion of the Purchase Amount (and unless this Agreement be terminated prior to the conversion in accordance with Section 1.2 below), immediately following and subject to such issuance, the Investor shall receive from the Company, in addition to the Safe Equity Shares issued in its name, an option to purchase an additional identical number of Safe Equity Shares, from the same class of the Safe Equity Shares issued to the Investor upon such conversion (the “Option”).

The Option shall be valid for a period of 36 months commencing as of the Effective Date and thereafter shall lapse. The exercise price of each share underlying the Option shall be US$ 1.953 per share.

Termination. This instrument will expire and terminate upon either the issuance of shares to the Investor pursuant to Section 1.1 above, or upon an Event of Default pursuant to Section 3 below.

In connection with (and as a condition thereto) the issuance (or the transfer, as applicable) of shares by the Company to the Investor and to the Option pursuant to Section 1.1 above, the Investor will execute and deliver to the Company all transaction documents related to the Qualified Financing that triggered the conversion, as may be reasonably requested by the Company; provided, that such documents are the same documents to be entered into with the other parties with respect to such event, and provided further, that such documents have customary exceptions to any drag-along applicable to the Investor, including, without limitation, limited representations and warranties and limited liability and indemnification obligations on the part of the Investor, and provided further, that, in no event shall the Investor be required as a condition of the issuance (or transfer, as applicable) of Safe Equity Shares (unless Investor otherwise agrees) to: 1) provide a personal guaranty, 2) become personally liable, individually, jointly or severally, for any indemnification or other personal liability, 3) grant rights to the Company (other than as set forth herein) or to any third party to purchase any of the Investor’s interest in the Company (other than as set forth under any applicable law and/or in the Company’s governing documents, as amended from time to time), or 4) agree to a restrictive covenant regarding competition or confidentiality more restrictive than the covenants contained in other agreement between the Investor (or any of its affiliates or shareholders) and the Company.

2.	Transfer of the Purchase Amount.

The Investor shall transfer the Purchase Amount to Company’s bank account in accordance with the instructions of the Company within 3 business days as of the Effective Date (the “Closing”).

3.	Event of Default.

Notwithstanding the aforesaid, if an Event of Default (defined below) occurs before this instrument expires or terminates including before the conversion triggering event set forth in Section 1.1. or Conversion Upon Maturity, the Company will pay to the Investor, immediately prior to, or concurrent with, the consummation of such Event of Default, an amount equal to the Purchase Amount. The Purchase Amount will be paid prior to and in preference of any payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes. If immediately prior to the consummation of the Event of Default, the assets of the Company legally available for distribution to the Investor and all holders of all other Safes (the “Dissolving Investors”), as determined in good faith by the Company’s Board of Directors, are insufficient to permit the payment to the Dissolving Investors of their respective purchase amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 3 (pro rata calculated based on the actual safe amounts transferred by the applicable Dissolving Investor divided by the total purchase amounts actually transferred by all Dissolving Investors).

“Event of Default”: (a) if the Company shall cease the conduct of its business for any consecutive sixty (60) day period; (b) the commencement by the Company of any liquidation proceedings or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over all or substantially all of the Company’s assets, which appointment has not been dismissed within sixty (60) days; (c) the commencement by third parties of any liquidation proceedings, which have not been terminated within sixty (60) days thereafter; (d) if the Company calls a meeting of creditors for the purpose of entering into a scheme or arrangement with them; or (e) if the Company adopts one or more resolutions for dissolution, liquidation, bankruptcy or winding-up of the Company.

4.	Representations.

4.1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

4.2.	The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to the terms hereof). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current Articles of Association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

4.3.	The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

4.4.	No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Safe Equity Shares issuable pursuant to Section 1 above.

4.5.	To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

5.	Investor Representations.

5.1.	The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5.2.	The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

6.	“MFN” Amendment Provision.

If the Company issues any Subsequent Convertible Securities prior to termination of this Safe, the Company will promptly provide the Investor with written notice thereof, together with a copy of all documentation relating to such Subsequent Convertible Securities and, upon written request of the Investor, any additional information related to such Subsequent Convertible Securities as may be reasonably requested by the Investor. In the event the Investor determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this instrument, the Investor will notify the Company in writing. Promptly after receipt of such written notice from the Investor, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the Subsequent Convertible Securities.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital, including but not limited to, other Safes, convertible debt instruments and other convertible securities. Subsequent Convertible Securities excludes: (i) options or warrants issued to employees, officers, consultants or service providers of the Company; (ii) convertible securities issued or issuable to banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing; and (iii) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.

7.	Definitions.

7.1.	“Safe” means an instrument containing a future right to shares of the Company’s share capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

7.2.	“Safe Equity Shares” means: (i) in the event of conversion upon Qualified Financing- the shares of the Company issued to the Investor upon conversion described hereunder and having the identical rights, privileges, and preferences as the most senior class of shares actually issued by the Company to an investor pursuant to the Qualified Financing; and (ii) in the Event of Conversion Upon Maturity- shares of the Company of the most senior class outstanding at such time, having identical rights, privileges, and preferences as such shares of such class.

8.	Miscellaneous.

8.1.	Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Investor.

8.2.	Each party shall be responsible for its own taxes, costs and expenses in connection with this instrument.

8.3.	Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or email to the relevant address listed on the signature page, or 72 hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice. Sender must be able to confirm delivery of any notice sent by courier, email or certified or registered mail.

8.4.	The Investor is not entitled, as a holder of this instrument and without derogating from any right of the Investor under any applicable law or other agreements that do not constitute part of this Safe, to vote or receive dividends or be deemed the holder of any Company share capital for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

8.5.	This instrument and the rights contained herein (or any part hereof) may not be assigned and/or transferred by the Investor without the prior written consent of the Company. The Company may assign and/or transfer this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile or any other corporate reorganization, upon a prior written notice to the Investor.

8.6.	In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby. This Agreement, together with all attachments hereto constitute the entire understanding of the parties with respect to the subject matter hereof. All prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement.

8.7.	All rights and obligations hereunder will be governed by the laws of Gibraltar, without regard to the conflicts of law provisions of such jurisdiction. Any dispute arising under or in connection with this instrument shall be settled exclusively before the courts of Gibraltar.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

[SIGNATURES PAGE TO FOLLOW]

[SIGNATURES PAGE- SAFE- INX Limited, August 2019]

Investor- Shy Datika

By:	/s/ Shy Datika

Company-

/s/ Alan Silbert
INX Limited
By: Alan Silbert, Director